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                                                                    EXHIBIT 23.3

PERSONAL AND CONFIDENTIAL
-------------------------------

February 23, 1998

Board of Directors
Heartstream, Inc.
2401 Fourth Avenue
Suite 300
Seattle, Washington 98121

Re: Registration Statement of Hewlett-Packard Company relating to Common Stock, par value $1.00 per share, of Hewlett-Packard Company being registered in connection with the Agreement and Plan of Reorganization, dated as of December 29, 1997, among Hewlett-Packard Company, Whistler Acquisition Corporation and Heartstream, Inc.

Ladies and Gentlemen:

    Reference is made to our opinion letter dated December 29, 1997 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Heartstream, Inc. (the "Company") of the Exchange Ratio (as defined below) to be received for each Share pursuant to the Agreement and Plan of Reorganization, dated as of December 29, 1997, among Hewlett-Packard Company ("HP"), Whistler Acquisition Corp., a wholly owned subsidiary of HP ("Merger Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, HP will cause Merger Sub to merge with and into the Company and each Share (other than Shares held by the Company or owned by Merger Sub, HP or any direct or indirect wholly owned subsidiary of the Company or HP) will be canceled and extinguished and automatically converted into the right to receive that number of shares (the "Exchange Ratio") of Common Stock, par value $1.00 per share (the "HP Common Stock"), of HP derived by dividing $11.00 by the Average Closing Price (as defined in the Agreement).

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that HP has determined to include our opinion in the above referenced Registration Statement.

    In that regard, we hereby consent to the references to the opinion of our Firm under the captions "SUMMARY--Opinion of Heartstream's Financial Advisor," "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS--Heartstream's Reasons for the Merger; Recommendation of the Heartstream Board of Directors," "--Material Contacts and Board Deliberations," "--Opinion of Heartstream's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/ Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
---------------------------

(GOLDMAN, SACHS & CO.)